Exhibit 99.2

Lexington Realty Trust Participants:

Gabriela Reyes - Lexington Realty Trust - Investor Relations

Will Eglin - Lexington Realty Trust - CEO,

Patrick Carroll - Lexington Realty Trust - CFO

Third-Party Participants:

Sheila McGrath - Evercore ISI - Analyst

Tony Paolone - JPMorgan - Analyst

Craig Mailman - Keybanc Capital Markets - Analyst

John Guinee - Stifel Nicolaus & Company - Analyst

Scott Freitag - BOFA Merrill Lynch - Analyst

Jon Petersen - Jefferies - Analyst

John Massocca - Ladenburg Thalmann - Analyst

Bill Segal - Development Associates Inc. – Private Investor

LEXINGTON REALTY TRUST PRESENTATION

Operator

Greetings and welcome to Lexington Realty Trust Second Quarter 2015 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Gabriela Reyes, Investor Relations for Lexington Realty Trust. Thank you. You may begin.

Gabriela Reyes - Lexington Realty Trust - Investor Relations

Hello, and welcome to the Lexington Realty Trust Second Quarter 2015 Conference Call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K.

In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.LXP.com in the Investors section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time, in Lexington's filings with the SEC and include the successful confirmation of any lease, acquisition, build-to-suit, financing or other transaction, or the final term of any such transaction. Except as required by law Lexington does not undertake a duty to update any forward-looking statements.

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Joining me today from management are Will Eglin, Chief Executive Officer, Robert Roskind, Chairman, Richard Rouse, Vice Chairman and Chief Investment Officer, Patrick Carroll, Chief Financial Officer, and other members of management.

Now I will turn the call over to Will.

Will Eglin - Lexington Realty Trust - CEO,

Thanks, Gabby. Welcome, everyone, and thank you for joining the call today. I'd like to begin by discussing our operating results and accomplishments for the quarter. For the second quarter of 2015 our company funds from operations were $0.27 per share, a $0.01 increase from the previous quarter. During the quarter we continued to make good progress in the key areas of our business that effect our performance and as a result we raised our company funds from operations guidance for 2015 by $0.01 at both ends of the range to a new range of $1.02 to $1.06 per share.

On the investment front, in the second quarter we invested approximately $28.2 million in ongoing build-to-suit projects, completed one industrial build-to-suit for approximately $10.1 million and began one new industrial $70 million build-to-suit project. We disposed of two office properties for approximately $77.1 million consistent with our portfolio management and capital recycling objectives. These objectives include reducing our exposure to suburban office properties in certain markets, monetizing multi-tenant properties upon stabilization of occupancy and transitioning the portfolio so that more revenue is derived from long-term leases. We are pleased to report that as of quarter end, our weighted average lease term was 12.2 years and approximately 73% of our revenue was derived from leases expiring after 2019.

We had a strong quarter of leasing, executing leases and lease extensions totaling approximately 1.3 million square feet and ending the quarter with 96.3% of our square footage leased which reflects two leases which expired at the end of the quarter and were not renewed and one lease which was renewed for 50% of the property. We believe that occupancy is likely to improve over the balance of the year and that our portfolio's percentage leased rate at year end will be between 96.5% and 97%. Renewal rents increased 6.6% on a GAAP basis and 1.3% on a cash basis, both of which were solid results.

While office fundamentals continue to be a concern in some markets, as of quarter end, approximately 72% of our single-tenant office revenue comes from long-term leases or leases signed since the beginning of 2009. In other words the significant majority of our office revenue comes from leases that are longer than ten years or which have been marked to market since the financial crisis. We believe that our office portfolio is considerably undervalued and has many favorable attributes, including a weighted-average lease term that is now in excess of seven years and strong credit quality in our tenancy with more than half of our office revenue from investment grade rated tenants.

We also want to highlight the ongoing progress with respect to our refinancing strategy as we continue to work unencumbered net operating income and extend our weighted average debt maturity while lowering our borrowing costs. During the quarter we retired $30.1 million of consolidated mortgage debt, unencumbering six properties with an estimated annual net operating income of $8.6 million. At quarter end our weighted average maturity was seven years and our weighted average debt cost was 4.3%. We have no debt maturing this year and $129.9 million of mortgage debt maturing in 2016.

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Looking ahead, we believe our current single tenant investment pipeline continues to contain an attractive mix of forward purchase commitments and build-to-suit projects and we're looking forward to the assets under construction coming online and contributing to revenue as construction is completed over the next six quarters.

Based on transactions under contract we expect purchases third-party total approximately $350 million for the full year, including the $197 million completed in the first half. Further, we expect to fund approximately $116 million in underway build-to-suit projects, bringing the total to $166 million for the year, including $50 million funded in the first half. While we continue to see a sizable volume of opportunities, we remain disciplined and cautious on pricing and recognize that our own shares represent a compelling value at this point in the cycle. Accordingly, in July, the board authorized a share repurchase program of up to 10 million shares inclusive of all outstanding prior authorizations. Thus far the company has repurchased 150,000 shares at an average price of $8.58 per share.

Private investors who were able to take full advantage of leverage in many cases have an overall cost of capital advantage compared to us. As a result dispositions continue to be attractive to us while supporting our portfolio management goals and providing capital to fund our investment pipeline and retire debt. So far this year we have disposed of five office properties for $112.3 million including a great success with Sea Harbor Center in Orlando, Florida. When this property was vacated in 2009 we estimated its value to be approximately $6 million. We invested $39 million in a comprehensive redevelopment initiative, raised occupancy to almost 100% and sold it in the second quarter for $64.7 million. Over the balance of the year we are primarily focused on realizing values in our multi-tenant portfolio including Transamerica Tower in Baltimore, now under contract for $121 million and Corporate Center at the Gardens in Palm Beach Gardens, Florida.

Secondarily, we are focused on reducing our single tenant suburban office portfolio as we continue to rationalize our office footprint. In July we sold a small industrial property for $1.9 million and one suburban office property with a lease expiring in April 2018 for $12.8 million. While we have not adjusted our projected 2015 total disposition activity of $300 million to $350 million at this time, we intend to take further advantage of market demand and pricing to market more assets for sale and continue to upgrade our portfolio, further reduce our exposure to office properties and accelerate our transition to a company with far more revenue from long-term leases and a more concentrated office footprint that we can manage more efficiently.

As a result, assets we are presently marketing for sale are well in excess of current disposition guidance and would address our capital needs for debt maturities and acquisitions through 2016 and potentially additional share repurchases. Such capital recycling can have a near-term dilutive impact on funds from operations but it should result in the creation of long-term growth and value for shareholders and improve the company's valuation and lower its cost of capital by reducing risk and improving overall asset quality.

With regards to our leasing we had a very good quarter and looking ahead there's negligible lease rollover through the balance of the year. We have one remaining single tenant lease expiring in 2015 on an industrial property and we are in discussions with most of our tenants with leases expiring next year. We are hopeful that this will result in steady progress this year and our 2016 single tenant office lease expirations now represent just 2.4% of our revenue. Overall, we have active lease negotiations underway on approximately 2.7 million square feet and expect to have positive news to report throughout the balance of the year. In general, we believe that our negotiating position on most lease renewals is stronger than it was a year ago.

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As of June 30, 2015 we had 5.2 million square feet of space which is vacant or subject to leases that expire through 2016. We believe that by the end of 2016 we can address roughly 65% of such expiring or vacant square footage primarily through dispositions and secondarily through releasing. Our single tenant lease rollover through 2019 has been reduced to 26.2% of revenue from 28.8% of revenue one year ago and we no longer have concentrated risk of lease rollover in any one year. By any measure we have made very good progress in managing down our shorter-term leases and extending our weighted average lease term which is now approximately 12.2 years on a cash basis. Each of these metrics is an important measure of cash flow stability and we will continue to be focused on further improvement. Overall more than 75% of our single tenant revenue is from leases with built-in escalations which bodes well for long-term cash flow growth.

As a result of our leasing activity and new investments, as of quarter end, over 40% of our rental revenue came from leases of ten years or longer and we continue to make good progress toward achieving our interim goal of deriving at least half of our revenue from leases of ten years or longer. With a weighted average lease term in our acquisition pipeline of approximately 19 years, reaching our portfolio goals will become more visible as we add these new assets to our portfolio. Our acquisition strategy will continue to focus on properties subject to long-term leases where, one, total rents receivable under the lease generally exceed our purchase price which provides a high degree of downside protection, two, the opportunity to use positive leverage to enhance cash on cash returns, and three, a long period of time to optimize our exit strategy to achieve the highest possible return.

About 90% of our revenue comes from office and industrial properties and land subject to net leases. These asset classes will continue to be our main investment focus and the balance of our holdings in retail and multi-tenant properties will shrink over time as these assets are sold off. From time to time the company may invest in other asset types but will generally seek joint venture partners for these non-core investments or plan to sell them well in advance of lease expiration.

The position of our balance sheet continued to improve during the quarter and we've included details in our supplemental disclosure package on pages 36 and 37 showing our credit metrics. With $3.3 billion of unencumbered assets and 68.7% of our net operating income unencumbered, we've achieved our target of having 65% to 70% of our assets unencumbered. Our secured debt is now 17.1% of gross assets and is likely to fluctuate between 15% to 20% of gross assets in the near-term.

Our company has no debt maturing for the remainder of 2015. Approximately $86 million of secured balloon debt is expected to leave the balance sheet during the remainder of this year in connection with potential dispositions. In addition, we will retire approximately $12.8 million of secured debt through regular principle amortization. We have approximately $129.9 million of balloon mortgage maturities next year which are expected to be refinanced with unsecured debt or retired in connection with dispositions or cash from dispositions or financing proceeds. Our 2016 mortgage maturities have a weighted average interest rate of 5.9% representing a further opportunity to refinance and lower our financing costs. While we continue to unencumbered assets, from time to time we may access secured financing when we believe it is advantageous to do so. Particularly in connection with ground sale lease backed transactions or on certain large single tenant buildings as a means of recapturing equity or were we to effectively monetize the remaining revenue from the assets such as in a credit tenant lease financing.

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We expect to finance fewer and fewer properties with mortgages but when we do we will seek to maximize proceeds and take full advantage of market opportunities when they are favorable. The balance sheet strategy has been specifically and clearly designed to allow the company maximum flexibility to access whichever debt markets are most advantageous.

In appendix A to our supplemental disclosure package we have added separate disclosure with respect to our Land, Infrastructure and Credit Tenant Finance Group. This aspect of our portfolio includes our ground lease investments, other property types where land constitutes the primary component of value, and properties which have been monetized with credit tenant lease financing whereby virtually all the rent is applied to interest and principle, be that they're financed entirely with secured debt and utilize higher leverage than in the rest of our business. Because of its unique return characteristics, we believe that warrants additional and separate disclosure. Half of our remaining secured debt is on these assets which constitute about $820 million of gross asset value.

Turning to guidance, we raised our guidance range of company funds from operations per share by $0.01 at both ends of the range so that the new range is $1.02 to $1.06 per share for 2015 which reflects the solid second quarter of operating results and the generally more optimistic outlook. We continue to be very positive about our prospects and believe the year ahead will reflect additional progress as we manage the company with a focus on growing net asset value per share, reducing risk, and enhancing our prospects for long-term cash flow growth.

Now I'll turn the call over to Pat who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter, Lexington had gross revenues of $110.3 million comprised primarily of lease rents and tenant reimbursements. The increase compared to second quarter of 2014 of $4.9 million relates primarily to acquisition and build-to-suit projects coming online, offset in part by sales of properties. The quarter ended June 30, 2015, GAAP rents were in excess of cash rents by approximately $16.4 million and for the six months ended June 30, 2015, GAAP rents were in excess of cash rents by $21.8 million. On page 19 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2015 and for the full year of 2015 for leases in place at June 30, 2015. This disclosure does not assume any tenant releasing of vacant space or tenant lease extension on properties with schedule lease expirations. We also have included same store data and the weighted average lease term of our portfolio as of June 30, 2015 and 2014 on page 19 of the supplemental.

General and administrative costs increased $1.3 million primarily for legal costs incurred and personnel costs. The change in debt satisfaction gains charges net of $8 million relates primarily to the timing of debt payoffs.

During the second quarter of 2015 we incurred a slight impairment charge on one property and recorded gains on sales of properties of $21.4 million. On page 44 of the supplement we have disclosed selected income statement data for our consolidated but non-wholly-owned properties and our joint venture investments. We have also included a net non-cash interest recognized for the six months ended June 30, 2015 on page 45 of the supplement. Finally, for the six months ended June 30, 2015, our interest coverage was approximately 3.4 times and net debt to EBITDA was approximately 6.4 times.

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Now turning to the balance sheet, we believe our balance sheet is strong as we continue to increase our financial flexibility and capacity. We had $77.2 million of cash at quarter end including cash classified as restricted. Restricted cash balances relate primarily to money held with lenders as escrow deposits on mortgages. At year end we had about $2.1 billion of consolidated debt outstanding which had a weighted average interest of 4.3% of which 96% are at fixed rates. We have entered into LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2019 and the $250 million outstanding on our term loan which matures in 2018. The current spread components on our 2019 term loan can range from 1.5% to 2.25% and is currently 1.75% and on the 2018 term loan, it can range from 1.1% to 2.1% and is currently 1.35%. A significant component of other assets and liabilities are included on page 45 of the supplement.

During the quarter ended June 30, 2015 we paid approximately $1.8 million in lease costs and approximately $1.5 million in tenant improvements. For the remainder of 2015, we project to spend approximately $24 million in these costs. We have also included on page 14 of the supplemental the funding projections for our current build-to-suit projects and our forward commitments along with the historical NOI recognized on build-to-suit projects that have come online.

As it relates to the build-to-suit projects, since we fund the construction costs and have the take out upon completion, we do not recognize interest income during the construction period nor any rental revenue until the project is complete and the tenant takes occupancy. Our basis in the project upon completion is the actual cash we spend in the funding plus any capital we recognize in accordance with GAAP. We capitalize interest using our overall borrowing rate.

Now I'll turn the call back over to Will.

Will Eglin - Lexington Realty Trust - CEO,

Thanks, Pat. Operator, we have no further comments at this time, so we are ready for you to conduct the question and answer portion of the call.

QUESTION AND ANSWER

Operator

(Operator Instructions) Sheila McGrath, Evercore.

Sheila McGrath - Evercore ISI - Analyst

Yes. Will, I was wondering if you could talk a little bit about the stock buyback plan? How much is really doable if you want to keep leverage neutral is the first part of the question, and also how much time was the stock buyback in effect in July before you went into earnings blackout?

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Will Eglin - Lexington Realty Trust - CEO,

Sure. You know, we would like for there to be a meaningful share repurchase here given that the share trade at what we think is a meaningful discount to net asset value. We have to look at that in the context of what our funding obligations are through next year and if you add up what's in the acquisition pipeline under contracts and our debt maturities, it's about $600 million. Now, we're going to have a fair amount of cash coming into the company from the sale of Transamerica Tower and other dispositions that we're working on and we may finance a couple of the larger acquisitions with secured debt. So, we do want to make provision for a more meaningful share repurchase going forward.

With respect to how long we were active in the market, we got the authorization for the share repurchase but pretty shortly thereafter we were in a black out for earnings so we were probably -- we probably had four days where we were repurchasing stock in early July.

Sheila McGrath - Evercore ISI - Analyst

Okay. Great. And one other question. In terms of asset sales that you're considering, I'm just wondering your through process on potentially entertaining joint venture partners for the ground leases since they're much lower yielding assets?

Will Eglin - Lexington Realty Trust - CEO,

It's not something that we're actively working on right now. I mean, if we build that platform up a little bit bigger that may be something that we look at. We think the ground leases are tremendous total return vehicles. We've actually added to the back of the supplement two pages of cash flow analysis for our Manhattan ground lease portfolio showing the annual cash flow and internal rates of return on the 25 year hold through the repurchase options which generates an IRR to us of more than 11%.

So, they are a little bit low yielding up front but overall the total return is very compelling, especially when you consider that these assets are unlikely to ever have vacancy or require heavy CapEx which other types of real estate properties obviously can have in the single tenant area. A joint venture of that portfolio would have the effect of reducing our consolidated debt which may be desirable.

Overall we've been running the company sort of between 6 and 6.5 times net debt to EBITDA and just to touch on your first question there may be some quarters as we go forward where debt is sort of in the 6.5 to 7 times range temporarily which we don't think is a big deal in view of the vastly reduced lease rollover risk and much longer weighted average lease term that we've got in the portfolio.

Sheila McGrath - Evercore ISI - Analyst

Okay. Thank you.

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Operator

Tony Paolone^, JPMorgan.

Tony Paolone - JPMorgan - Analyst

Thanks. Good morning. Just wanted to make sure I've got this right. In terms of the back half of the year, the presale and the build-to-suit commitments I think is about $270 million? And I think you kind of talked through that and it's in the supplemental. Is there anything in the acquisition pipeline beyond this, beyond presale commitments?

Will Eglin - Lexington Realty Trust - CEO,

Not right now, Tony. We're still very active in the market but we have pushed our yield requirements up considerably higher compared to earlier in the year because lets face it, acquisitions have to compete with share repurchases on a yield and overall total return potential. So, we're still active in the market but we're bidding, especially on forward commitments, at much higher yield points than we were earlier this year.

Tony Paolone - JPMorgan - Analyst

Okay. And then in terms of sources of funds in the back half of the year, I guess you'll get the $120 million from the Baltimore sale and you mentioned just a lot more in the market. How much is in the market and how does that compare to what you have dialed into guidance right now?

Will Eglin - Lexington Realty Trust - CEO,

We're doing price exploration on over $500 million worth of assets right now. But we haven't changed our guidance because we're still relatively early in the process but we do have a couple of million dollars of acquisition committed to for next year in addition to debt reduction. So, we have that in our mind as well. So, Light Street is a big sale. We think we'll do well at Corporate Center at The Gardens, in Palm Beach Gardens, Florida. That probably puts total dispositions for the year sort of in the $280 million range once we get through that and then there will be a few other one-offs that we sort of have good visibility on that will push us over $300 million.

Tony Paolone - JPMorgan - Analyst

But in that $500 million that you're exploring, that excludes Light Street and a couple of -- ?

Will Eglin - Lexington Realty Trust - CEO,

It does.

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Tony Paolone - JPMorgan - Analyst

Okay. And what do you think -- it sounds like you're exploring it, so what do you think is the cap rate you would need to see on that grouping for it to be interesting to go forward with?

Will Eglin - Lexington Realty Trust - CEO,

Well, time will tell, Tony. We don't have specific guidance to give out at this time but what we're trying to do overall is to shape the portfolio so that our suburban office portfolio ends up in a concentration of markets that's reduced from what it is right now. So, we would be trying to vastly improve the suburban office component of the company. That would be sort of the I guess principle focus of the next phase of capital recycling for us. And even though we've been disappointed with the share price performance this year, having shares to repurchase at these levels would make any disposition activity candidly less dilutive than it might've been earlier this year.

Tony Paolone - JPMorgan - Analyst

Okay. And just a last question I think for Pat probably. What's the expected CapEx, leasing CapEx for full year estimated to be?

Patrick Carroll - Lexington Realty Trust - CFO

For the rest of the year, we said about $24 million in TI and leasing commissions for the remainder of the year and so far this year we spent about -- in lease commissions, about $3.2 million and about $2.6 million in tenant improvements.

Tony Paolone - JPMorgan - Analyst

Okay. That was $3.2 million and what was the second number?

Patrick Carroll - Lexington Realty Trust - CFO

$2.6 million.

Tony Paolone - JPMorgan - Analyst

That was for the first half?

Patrick Carroll - Lexington Realty Trust - CFO

That's right.

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Tony Paolone - JPMorgan - Analyst

Okay. So, about $30 million all in for the full year?

Patrick Carroll - Lexington Realty Trust - CFO

Right.

Tony Paolone - JPMorgan - Analyst

Thank you.

Will Eglin - Lexington Realty Trust - CEO,

Thank you.

Operator

Craig Mailman, Keybanc Capital Markets.

Craig Mailman - Keybanc Capital Markets - Analyst

I just want to follow up on the land question from earlier. I get that these are great IRR buys. But maybe not best suited for a public company. Is there a possibility that you guys would maybe look to sell these to a private IRR buyer and redeploy that capital into buybacks or a portion of that into buybacks?

Patrick Carroll - Lexington Realty Trust - CFO

Craig, it is possible that that would be a smart thing for us to do with the assets but there's nothing imminent. But we do understand that some investors have had a hard time looking at these assets as accretive from an IRR standpoint even though they might not be as accretive to a current AFFO analysis. So, we get that and under the right circumstances it could be a sensible thing for us to do.

Craig Mailman - Keybanc Capital Markets - Analyst

Okay. And just turning to Light Street, that looked like a sub-7 for you guys on the sale there. Were there any -- could you just talk a little bit about the process there and the mix and were there any buyers that were willing to pay more than LXP?

Will Eglin - Lexington Realty Trust - CEO,

We ran a very thorough process. I think we had a total of about 90 potential buyers look at the asset. We had several rounds of bidding and corporate office was the strongest candidate to acquire the asset and closed in accordance with the pricing that we agreed to.

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Craig Mailman - Keybanc Capital Markets - Analyst

Okay. And you guys had put, what? $75 million into that asset over the last couple years?

Patrick Carroll - Lexington Realty Trust - CFO

It was leased to USF&G and sublet to Legg. Legg moved out in September of 2009 and since Legg moved out we put about $53 million into the building. So, since 10-1-09, we've put about $53 million into the building.

Will Eglin - Lexington Realty Trust - CEO,

Which if you'll recall we then recovered that capital with the first mortgage financing we did for about $55 million to sort of cash out of the CapEx and leasing component of the redevelopment plan.

Craig Mailman - Keybanc Capital Markets - Analyst

And then just lastly, could you guys, the $70 million build-to-suit on the industrial, is that cold storage? Or is that -- ? Can you just -- ? What is that?

Will Eglin - Lexington Realty Trust - CEO,

No. It's warehouse and distribution, about 40 foot clear height. So, it's just a big building. I think about $52 a foot. So, it's not high price per foot space like you'd see in cold storage.

Craig Mailman - Keybanc Capital Markets - Analyst

All right. Great, guys. Thanks.

Will Eglin - Lexington Realty Trust - CEO,

Thanks, Craig.

Operator

John Guinee, Stifel.

John Guinee - Stifel Nicolaus & Company - Analyst

Great. Okay. First, Pat, thank you for dialing down from a 78 RPM to a 45 RPM. Much easier to understand. Looks to me like Transamerica is something like a $40 million, $50 million, $60 million, $80 million write-down next quarter? Is that a good number?

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Patrick Carroll - Lexington Realty Trust - CFO

No. It's not, John. It's $28 million.

John Guinee - Stifel Nicolaus & Company - Analyst

$28 million? Okay. Great. Second, if I go to page A8 which is a good one to look at, what's the math to get to the residual value of $491 million for the ground lease deals in Manhattan?

Patrick Carroll - Lexington Realty Trust - CFO

That assumes -- the $491 million assumes that rents have a 2% escalator. And every ten years then have a catch-up to CPI up to 3%. This assumes that CPI stays at 2% so therefore there is no catch-up. Rents escalates at 2% a year and the purchase option is a price that would provide us with an unlevered 7.5% IRR. That's how the math works.

John Guinee - Stifel Nicolaus & Company - Analyst

But what's -- to get to $491 million, is it, say, $710 million minus $220 million of outstanding principle balance? What's the math?

Patrick Carroll - Lexington Realty Trust - CFO

Yes. That's right.

John Guinee - Stifel Nicolaus & Company - Analyst

Is it $710 million minus $220 million?

Patrick Carroll - Lexington Realty Trust - CFO

The mortgage balances would be the balloons -- yeah. That's about right I think. I'd have to double check the exact mortgage balloon balances but that sounds about right. We assume that we refinance the mortgages at interest only so the balloons on those two deals, on the bigger deal is about $200 million -- yeah. It's about $230 million in balloon debt, John.

John Guinee - Stifel Nicolaus & Company - Analyst

So, then if the ground, lessee, has -- I'm just trying to the math here. If the ground lessee has a $720 million purchase option, is that a one-way option? Or is that a two-way option?

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Patrick Carroll - Lexington Realty Trust - CFO

One-way.

John Guinee - Stifel Nicolaus & Company - Analyst

So, what's happening then is they can buy you out of fee essentially for $720 million but at the time they're paying an annual cash rent of $26.3 million?

Patrick Carroll - Lexington Realty Trust - CFO

Let me -- I just lost the page. Yeah. About $26.3 million. That's correct.

John Guinee - Stifel Nicolaus & Company - Analyst

What happens is they've got -- the quick math is they've got a $720 million option which is basically a 3.6 cap rate on the $26.3 million? I'm just trying to figure out the likelihood of these guys doing that.

Will Eglin - Lexington Realty Trust - CEO,

Time will tell. In 25 years, tell me what rental rates are in New York City hotels.

John Guinee - Stifel Nicolaus & Company - Analyst

Okay. And then sort of the big issue here is when you buy high cap rate deals, the question is what's the residual worth? And if I look at -- I'm just looking at page 14 which is a couple of your big deals, Richmond, Virginia office, $110 million, looks like about $330 a foot. Lake Jackson, $166 million, probably about $250 a foot. And then the freezer deal, looks like about $155 million, looks like about $340 a foot. How are you guys valuing the residual on these deals? How are you guys doing it? And can you give us comfort that there's value there at the end of the day?

Will Eglin - Lexington Realty Trust - CEO,

Look, we've run our IRRs at very residual values, John, which take into account the potential downside of any of these investments. In a situation like Preferred Freezer, you're right to point out that it's $155 million which seems like it's very expensive on a per foot basis but it's seven story freezer space. So, per cubic foot it's probably not that bad a price point. The other thing I would point out is that for that $155 million, we get probably $266 million of rent from ConAgra over the 20 years. So, there's a huge amount of value embedded in that bond.

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So, there's a lot of cash flow. We would probably finance Preferred Freezer and have positive leverage to enhance our equity recovery and our cash on cash. Some of these assets, as we've talked about before we'll seek to exit. Maybe we'll exit after a ten year hold while there's still ten years of lease term. But the smartest thing you can do or a part of the strategy is to make sure that you're not distributing all your cash flow. So, you're reinvesting cash flow so that you have strong -- other assets that are generating income.

So, there's different strategies. Some of these investments that are high yielding we will seek to exit before we get to the residual value and there will be -- as we've talked about before, a component of the portfolio, part of our thinking on these ground investments is that we have a piece of the portfolio that is continually appreciating in value with growing NOI with little risk of disruption to cash flow and that a piece of the portfolio should also always be financed with fully amortizing debt. So, we have equity building up to sort of hedge against the potential for an erosion in NOI when we have renewals.

John Guinee - Stifel Nicolaus & Company - Analyst

Would you guys be in a position in order to help everyone get comfortable, maybe give a four or five year forward guidance on FFO?

Will Eglin - Lexington Realty Trust - CEO,

No.

John Guinee - Stifel Nicolaus & Company - Analyst

Okay. Just asking. Thanks.

Will Eglin - Lexington Realty Trust - CEO,

We'll give guidance on FFO in accordance with our current policies.

John Guinee - Stifel Nicolaus & Company - Analyst

Last question, historically when have you addressed the dividend and what are you thinking this go around?

Will Eglin - Lexington Realty Trust - CEO,

Typically we've discussed the dividend in the context of third quarter earnings and that would be my expectations this time as well.

John Guinee - Stifel Nicolaus & Company - Analyst

Great. Thank you.

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Operator

Jamie Feldman, Bank of America Merrill Lynch.

Scott Freitag - BOFA Merrill Lynch - Analyst

Thank you and good morning. This is Scott Freitag here with Jamie Feldman. I just have a quick follow up on the stock buyback. I was wondering how do you guys think about the share repurchases versus increasing your dividend rate or paying down more debt?

Will Eglin - Lexington Realty Trust - CEO,

Well, my own personal view is that we would be better served utilizing cash flow to the company to retire stock rather than increase the dividend obligation. That seems to be the best use of our capital right now. But that will be subject to a discussion at the board level and that doesn't necessarily represent the thoughts of everybody that will be involved in the decision making process but clearly the stock is at a good value point right now.

Scott Freitag - BOFA Merrill Lynch - Analyst

Okay. And I guess just following up -- and also paying down more debt?

Will Eglin - Lexington Realty Trust - CEO,

Well, we don't have any -- we have some line outstandings right now which are pretty inexpensive and the rest of the debt, if you look at the debt maturities next year, there's yield maintenance, penalties associated with retiring them. We would be more inclined to utilize the free cash flow of the company to retire shares.

Scott Freitag - BOFA Merrill Lynch - Analyst

Okay. Great. And just one more follow up for me. How much fire power or I guess dry powder do you guys currently have on had to fund acquisitions?

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Patrick Carroll - Lexington Realty Trust - CFO

Well, we have several hundred million dollars of line capacity right now. The Transamerica Tower sale will bring in about $65 million of cash. There are assets that we can finance while still maintaining full availability on our credit line and as we talked about earlier we have a fair amount of assets in the market that could potentially be sold.

Scott Freitag - BOFA Merrill Lynch - Analyst

All right. Great. That's it for me. Thanks, guys.

Operator

Omotayo Okusanya, Jefferies.

Jon Petersen - Jefferies - Analyst

Hey, guys. It's actually Jon Petersen here. I wanted to ask you about the build-to-suit portfolio. I think you mentioned that your hurdle rate is a little bit higher, especially now that you have the stock buy back in place. But just in general, as you guys are out there, obviously actively in the market looking at deals, how have you seen the yields on those build-to-suit trend over the past few quarters? Has it gotten more competitive?

Will Eglin - Lexington Realty Trust - CEO,

I think the market is pretty consistent with where it's been the last couple of quarters. Obviously people got spooked about interest rates given what happened with the spike in treasury yields but now that the ten year yield has come down 30 basis points in the last couple of weeks, overall I would say that pricing has been fairly similar over the last couple of quarters.

Jon Petersen - Jefferies - Analyst

How competitive have you guys been in that process? Do you feel like you're missing more deals now because of where rates are or not?

Will Eglin - Lexington Realty Trust - CEO,

Where I think we miss deals, we're choosing to miss them. We have a couple hundred million dollars that are committed for the pipeline next year. This year if we don't do anything more it will end up being about a $500 million year. And we're going to take our time here and see what the opportunity is to repurchase shares and see what the market has over the next six to nine months.

Jon Petersen - Jefferies - Analyst

And then obviously in terms of the buyback program, it seems like that's where you feel the best dollars are allocated to your current share price. But I just wanted to ask about the size of it. It's only 10 million shares, it's about 4% of your shares outstanding, about $80 million relative to the $500 million you're investing in your pipeline. Is this something that we should expect to be increased as you use it up? Was there kind of push and pull between the board on how much you guys could do? I mean, what thoughts went into how large the buyback program was going to be?

Patrick Carroll - Lexington Realty Trust - CFO

I think we'd rather come out with a modest share repurchase authorization and execute rather than be one of these companies that announces a giant share buyback and does nothing hoping the announcement pushes up their share price. That was the thinking but in terms of how it executes and the pace at which we execute it, that will be subject to market opportunities going forward.

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Jon Petersen - Jefferies - Analyst

Okay. That's great. Thank you.

Operator

John Massocca, Ladenburg Thalmann.

John Massocca - Ladenburg Thalmann - Analyst

Good morning, everyone. I just have a quick question on the two expansions you completed in the quarter. Were those generally in kind of yield or were those basically just to -- the A6 one, was that just to get the lease, as part of the lease agreement, the new lease agreement?

Patrick Carroll - Lexington Realty Trust - CFO

We generally get a lease extension and then we obviously get a return on the monies that we've spent.

John Massocca - Ladenburg Thalmann - Analyst

Okay. So, that contributes? And what was the yield generally that you're getting on those extensions then? Or expansions?

Patrick Carroll - Lexington Realty Trust - CFO

Unfortunately I don't have it in front of me. I'll have to get back to you on those two.

Will Eglin - Lexington Realty Trust - CEO,

Usually 8% or better on expansion capital.

John Massocca - Ladenburg Thalmann - Analyst

Okay. And then with the one lease that's going to be maturing in Rockford, Illinois, can you give us a little detail or color on the progress you guys are having with that tenant?

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Will Eglin - Lexington Realty Trust - CEO,

It's a little too early to tell there. They're utilizing the building so, we're optimistic that they'll want to stay in place but beyond that there's nothing really specific that we can comment on.

John Massocca - Ladenburg Thalmann - Analyst

Thanks very much. That's all from me.

Operator

Bill Segal, Development Associates Incorporated.

Bill Segal - Development Associates Inc. - Analyst

Thank you. Congrats, gents, on the share buyback. I think the shareholders love it and I think it's a great investment for the company. I guess as you move over the $9.50 towards $10 you start looking at other opportunities as well and there has been some discussion about the dividend, how that would effect the dividend and based on your traditional payout ratios, $1.02 to $1.06 this year, I would imagine you're probably not looking at any dividend increase for the next two to three quarters. Would that be correct?

Will Eglin - Lexington Realty Trust - CEO,

Time will tell. We will revisit this discussion with the board as we head to our third quarter earnings announcement and have some discussion and news around that. To the extent that we do increase the dividend this year I think it would be relatively modest but there's certainly a school of thought that would be in favor of giving the shareholders modest dividend growth just to continue to have a track record of growing the dividend and we'll balance that against our other uses of capital including the share repurchase program.

Bill Segal - Development Associates Inc. - Analyst

Great call and it showed a lot of balance. Thanks, gentlemen.

Will Eglin - Lexington Realty Trust - CEO,

Thank you.

Operator

Thank you. It appears there are no additional questions at this time so I'd like to turn the floor back over to management for any additional concluding comments.

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Will Eglin - Lexington Realty Trust - CEO,

Thank you, a lot, again for joining us this morning. We continue to be very excited about our prospects for this year and going forward. And as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes or you can find additional information on the company on our website at www.LXP.com and in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again for joining us today.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation and you may disconnect your lines.

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